Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125546

SUPPLEMENT NO. 14 DATED JANUARY 26, 2007

TO PROSPECTUS DATED MARCH 3, 2006

APPLE REIT SEVEN, INC.

The following information supplements the prospectus of Apple REIT Seven, Inc. dated March 3, 2006 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus, Supplement No. 7 (which is cumulative and replaces all prior Supplements), Supplement Nos. 8, 9, 10, 11, 12 and 13, and this Supplement No. 14.

Status of the Offering	S–3
Recent Developments	S–3
Acquisition and Related Matters	S–4
Summary of Contracts	S–5
New Property	S–6
Experts	S–7
Index to Financial Statements	F–1

The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “TownePlace Suites,” “Springhill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Seven, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Seven, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Seven, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn & Suites,” “Homewood Suites,” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Seven, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Seven, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Seven, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on March 15, 2006. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of January 23, 2007, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	4,761,905	$50,000,000	$45,000,000
$11.00	35,156,321	386,719,529	348,047,576

Total	39,918,226	$436,719,529	$393,047,576

Due to the inherent delay between raising capital and investing that same capital in income producing real estate, the Company has had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from our offering of Units. Proceeds of the offering which are distributed are not available for investment in properties.

RECENT DEVELOPMENTS

Recent Purchase

On January 23, 2007, one of our wholly-owned subsidiaries closed on the purchase of a hotel in Tupelo, Mississippi that contains 96 guest rooms. The gross purchase price for this hotel was $5,245,000. This hotel is the final hotel purchased under a purchase contract dated June 29, 2006 with respect to five other hotels previously purchased by us. This hotel serves as collateral for an existing loan that has been assumed by our purchasing subsidiary. Further information about this hotel is provided in another section below.

Source of Payment

The total gross purchase price for our recent purchase, which resulted in our ownership of one additional hotel, was funded by the proceeds from our ongoing offering of units. We also used such proceeds to pay $104,900, representing 2% of the total gross purchase price for our recent purchase, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

As a result of our recent purchase, we currently own a total of 19 hotels, which are located in the states indicated in the map below:

ACQUISITION AND RELATED MATTERS

Acquisition

Our recently purchased hotel has been leased to another one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the lessee will be referred to below as the “lessee.”

The hotel is managed under a separate management agreement between the lessee and the manager. For simplicity, the manager will be referred to below as the “manager.”

The hotel lease agreement and management agreement are among the contracts described in the next section. The table below specifies the franchise, hotel owner, lessee and manager for our recent purchase (with additional hotel information provided in a following section):

Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager (b)
Tupelo, Mississippi	Hampton Inn	A7 SPE Tupelo, L.P.	A7 Services Tupelo, L.P.	LBAM-Investor Group, L.L.C.

Note for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.

The hotel in Mississippi continues to serve as collateral for a loan that was assumed by our purchasing subsidiary. The loan has a non-recourse structure, which means that the lender generally must rely on the property, rather than the borrower, as the lender’s source of repayment in any collection action. There are exceptions to the non-recourse structure in certain situations, such as misappropriation of funds and environmental liabilities. In these situations, the lender is permitted to seek repayment from the indemnitor or guarantor of the loan, which is another one of our wholly-owned subsidiaries.

The outstanding principal balance for the loan secured by the hotel in Mississippi is approximately $4,100,000. The annual interest rate is 5.9% and the maturity date is scheduled to occur in March 2016. Payments of principal and interest are due monthly on an amortized basis.

We have no material relationship or affiliation with the seller or the manager, except for the relationship resulting from our purchase, our management agreements for the hotels we own, the pending purchase contracts and any related documents.

SUMMARY OF CONTRACTS

Hotel Lease Agreement

The recently purchased hotel is covered by a separate hotel lease agreement between the owner (one of our wholly-owned subsidiaries) and the lessee (another one of our wholly-owned subsidiaries, as specified in the previous section). The lease provides for an initial term of 10 years. The lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

The lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The annual base rent and lease commencement date for the hotel are shown below:

Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
Tupelo, Mississippi	Hampton Inn	$556,793	January 23, 2007

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreement

The recently purchased hotel in Mississippi is being managed by the manager under a separate management agreement between the manager and the lessee (which is one of our wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotel and the market in which it operates.

Franchise Agreement

For the recently purchased hotel in Mississippi, there is a franchise license agreement between the lessee and an affiliate of Hilton Hotels Corporation. The franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. A7 SPE Tupelo, L.P. has entered into a guarantee in which it has guaranteed the payment and performance of the lessee under the franchise license agreement.

The fees and other terms of this agreement are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotel and the market in which it operates. This agreement may be terminated for various reasons, including failure by the lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

NEW PROPERTY

Our recently purchased hotel in Mississippi offers guest rooms and suites, together with related amenities, that are consistent with its operations. The hotel is located in a developed area and in a competitive market. We believe the hotel is well-positioned to compete in its market based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotel is adequately covered by insurance. The following tables present further information about our recently purchased hotel:

Table 1. General Information
Hotel	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)
Tupelo, Mississippi	Hampton Inn	96	$5,245,000	$76-129	$4,910,600

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the personal property component of each hotel.

Table 2. Operating Information
PART A
		Avg. Daily Occupancy Rates (%)
Hotel	Franchise	2002	2003	2004	2005	2006
Tupelo, Mississippi	Hampton Inn	77%	71%	72%	69%	70%

PART B
		Revenue per Available Room/Suite ($)
Hotel	Franchise	2002	2003	2004	2005	2006
Tupelo, Mississippi	Hampton Inn	$52	$50	$53	$52	$54

Table 3. Tax and Related Information
Hotel	Franchise	Tax Year		Real Property Tax Rate (a)	Real Property Tax (b)
Tupelo, Mississippi	Hampton Inn	2006	(b)	2.0586%	$44,532

Notes for Table 3:

(a)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(b)	Represents calendar year.

EXPERTS

Set forth below are the audited financial statements of Briggs Renewal Limited Partnership, the entity that owned our hotel in Omaha, Nebraska (the purchase of which was discussed in Supplement No. 11). These financial statements have been included herein in reliance on the report, also set forth below, of Pailet, Meunier and LeBlanc, L.L.P., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of Linchris Hotel Partners of L.I., LLC, the entity that owned our hotel in Ronkonkoma, New York (the purchase of which was discussed in Supplement No. 12). These financial statements have been included herein in reliance on the report, also set forth below, of Larson, Kellet & Associates, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of the Dimension Development Hotels Portfolio. (This hotel portfolio was originally discussed in Supplement No. 9, and the two hotels in this portfolio that have been purchased to date were discussed in Supplement No. 12). These financial statements have been included herein in reliance on the report, also set forth below, of Keiter, Stephens, Hurst, Gary & Shreaves, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Businesses Acquired

PAILET, MEUNIER and LeBLANC, L.L.P.

Certified Public Accountants

Management Consultants

INDEPENDENT AUDITOR’S REPORT

To the Partners

BRIGGS RENEWAL LIMITED PARTNERSHIP

We have audited the accompanying balance sheets of BRIGGS RENEWAL LIMITED PARTNERSHIP, as of December 31, 2005 and 2004 and the related statements of operations, changes in partners’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRIGGS RENEWAL LIMITED PARTNERSHIP as of December 31, 2005 and 2004 and the results of its operations, changes in partners’ equity (deficit), and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Metairie, Louisiana

February 20, 2006

3421 N. Causeway Blvd., Suite 701  •  Metairie, LA 70002  •  Telephone (504) 837-0770  •  Fax (504) 837-7102

Member of Member Firms in Principal Cities • PCAOB - Public Company Accounting Oversight Board

AICPA: Center for Public Company Audit Firms (SEC)  •  Governmental Audit Quality Center  •  Private Companies Practice Section (PCPS)

BRIGGS RENEWAL LIMITED PARTNERSHIP

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Current Assets
Cash	$13,666	$1,538
Due from Marriott	14,554	2,515
Due from Marriott—Working Capital Advance	72,400	72,400
Prepaid Mortgage Payments	91,881	183,761

Total Current Assets	192,501	260,214

Restricted Cash
Replacement Reserve	1,330,931	1,078,726

Total Restricted Assets	1,330,931	1,078,726

Property and Equipment
Building	1,732,060	1 ,732,060
Building Improvements	22,219,017	22,219,017
Land	304,800	304,800
Furniture & Fixtures	1,248,563	1,248,563

Total Property and Equipment	25,504,440	25,504,440
Less Accumulated Depreciation	(4,427,639)	(3,728,538)

Net Property and Equipment	21,076,801	21,775,902

Other Assets
Mortgage Costs, Net of Accumulated Amortization	190,675	214,760

Total Other Assets	190,675	214,760

Total Assets	$22,790,908	$23,329,602

See auditor’s report and notes to financial statements

BRIGGS RENEWAL LIMITED PARTNERSHIP

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts Payable, Partnership	$10,016	$0
Accrued Expenses	19,000	19,000
Accrued Interest Mortgage	74,174	75,381
Accrued Interest—TIF (Note F)	28,908	8,843
Current Portion of Long Term Debt (Note F)	370,630	352,574

Total Current Liabilities	502,728	455,798

Long Term Debt
Mortgage Loan Payable (Note F)	12,862,143	13,071,403
Less Current Portion (Note F)	(370,630)	(352,574)
Loan Limited Partner (Note H)	560,500	560,500
Loan General Partner (Note H)	560,500	560,500
Loan TIF (Note F)	1,079,393	1,225,059
Due to Related Party—Deferred Development Fee (Note H)	0	666,337

Total Long Term Debt	14,691,906	15,731,225

Partners’ Equity	7,596,274	7,142,579

Total Liabilities and Partners’ Equity	$22,790,908	$23,329,602

See auditor’s report and notes to financial statements

BRIGGS RENEWAL LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS

For the years ended December 31, 2005 and 2004

	2005	2004
REVENUE
Net Operating Revenue From Hotel Operations	$2,360,496	$2,285,243
Income—TIF	240,181	241,594
Rental Income Commercial Space	14,250	3,000

Total	2,614,927	2,529,837

Expenses
Interest Expense	1,174,834	1,197,723
Amortization and Depreciation	723,186	723,186
Accounting and Auditing	19,000	19,000
Legal	16,277	2,066
Investment Servicing Fee	10,000	10,000
Asset Management Fee	12,000	6,000
Incentive Management Fee	77,873	0
General and Administrative	1,918	9,958

Total Expenses	2,035,088	1,967,933

Net Income (Loss) from Operations	579,839	561,904

Other Income
Interest income	32,452	12,360

Net Income (Loss)	$612,291	$574,264

See auditor’s report and notes to the financial statements

BRIGGS RENEWAL LIMITED PARTNERSHIP

STATEMENTS OF CHANGES IN PARTNERS’ EQUITY

For the years ended December 31, 2005 and 2004

	Total 100.00%	FINANCIAL BENEFIT LIFE INS. CO. 59.394%	DELTA LIFE CORP. 39.596%	HRI BRIGGS CORP. 1 .00%	AMERUS MGMT. INC. .01%
Partners’ Equity—Beginning of Year—January 1, 2005	$7,142,579	$2,490,157	$1,660,104	$2,992,270	$48
Contributions	0	0	0	0	0
Distributions	(158,596)	(94,196)	(62,798)	(1,586)	(16)
Net Income (Loss)	612,291	363,664	242,443	6,123	61

Partners’ Equity—End of Year—December 31, 2005	$7,596,274	$2,759,625	$1,839,749	$2,996,807	$93

See auditor’s report and notes to financial statements

BRIGGS RENEWAL LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net Income	$612,291	$574,264

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	723,186	723,186
(Increase) decrease in prepaid expenses	91,880	(183,761)
Increase (decrease) in accounts payable	10,018	(18)
Increase (decrease) in accrued liabilities	0	(6,007)
Increase (decrease) in accrued interest payable	18,856	74,129
(Increase) decrease in due from Marriott	(12,039)	181,026

Total adjustments	831,901	788,555

Net cash provided (used) by operating activities	1,444,192	1,362,819

Cash flow from investing activities:
(Deposit) withdrawal replacement reserve	(252,205)	(233,428)
Increase (decrease) in due from limited partners	0	210,964

Net cash provided (used) by investing activities	(252,205)	(22,464)

Cash flow from financing activities:
Proceeds (principal payments) TIF loan	(145,666)	(121,158)
Principal payments on long-term debt	(209,260)	(178,597)
Increase (payments) deferred developer’s fee	(666,337)	(891,660)
Distributions to partners	(158,596)	(178,259)

Net cash provided (used) by financing activities	(1,179,859)	(1,369,674)

Net increase (decrease) in cash and equivalents	12,128	(29,319)
Cash and equivalents, beginning of year	1,538	30,857

Cash and equivalents, end of year	$13,666	$1,538

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest expense	$1,155,528	$1,123,594

See auditor’s report and notes to financial statements

BRIGGS RENEWAL LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE A—ORGANIZATION

BRIGGS RENEWAL LIMITED PARTNERSHIP was formed November 18,1997, under the laws of the State of Delaware for the purpose of acquiring, rehabilitating, developing, improving, maintaining, owning, leasing and disposing of the real property known as Briggs Pump located in Omaha, Nebraska. This property was developed into a Hotel with related facilities. The limited partnership renovated the property and operates and manages the building as a 181-guest room complex, known as the Omaha Downtown Courtyard, a Courtyard by Marriott, (the “Hotel”). The Hotel began operations in October 1999.

Tax Credits

The complex constitutes a “certified historic structure” as permitted under IRS regulations. The rehabilitation of this building qualifies for rehabilitation tax credits as permitted by IRS regulations.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Presentation

The financial statements are prepared on the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents represent unrestricted deposits in financial institutions.

Cash and Other Deposits

All bank balances of deposits, up to $100,000 in amount, as of December 31,2005, are deposited in institutions insured by the FDIC. Account balances over $100,000 will be collateralized with the Federal Reserve.

Capitalization and Depreciation

Real estate, improvements, furniture and equipment are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. The estimated service lives for depreciable assets are as follows: real estate, 39 years; improvements, 39 years; furniture and equipment, 7 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.

Organizational Costs

In 1999, BRIGGS RENEWAL LIMITED PARTNERSHIP adopted the Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities, issued by the AICPA. In accordance with SOP 98-5, start-up activities, including organizational costs, were expensed in 1999.

BRIGGS RENEWAL LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004

Income Taxes

No provision or benefit for income taxes has been included in these financial statements. Taxable income or loss passes through to and is reportable by the partners individually.

NOTE C—USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE D—PARTNERS’ CAPITAL CONTRIBUTIONS

The Partnership’s General Partner is HRI Briggs Corporation, a Louisiana corporation, and the amount contributed is $2,982,253. The lnvestor Limited Partner was AmerUs- Credit Investment, L.L.C., an lowa Limited liability company, with capital contributions in the amount of $3,172,685. In August, 1999, the lnvestor Limited Partner assigned its interest to Financial Benefit Life Insurance Company in the amount of 59.394% and Delta Life Corporation in the amount of 39.596%. AmerUs Management, Inc., an lowa corporation, is the Special Limited Partner, with capital contributions of $100.

NOTE E—INVESTMENT IN REAL ESTATE

Investment in real estate at December 31, 2005, consists of the following:

	Total Fixed Assets	Accumulated Depreciation	Net Fixed Assets
Buildings	$1,732,060	$281,275	$1,450,785
Rehabilitation	22,219,017	3,016,712	19,202,305
Furniture, Fixtures, and Equipment	1,248,563	1,129,652	118,911
Land	304,800	—	304,800

Totals	$25,504,440	$4,427,639	$21,076,801

Total depreciation expense for the year ended December 31,2005, amounted to $699,101.

NOTE F—LONG TERM DEBT

Mortgage Payable

The project is financed by a mortgage payable to GMAC Commercial Mortgage in the original amount of $14,175,000 for the development and rehabilitation of the property. However, the commercial space improvements of $725,000 were not funded by GMAC, resulting in an adjusted mortgage of $13,450,000. During the year 2000, the final funds available, in the amount of $2,042,618, were drawn on the project. During 2002, the loan was paid in full when the balance was $12,876,566. Additional financing of $13,250,000 was obtained through GMAC Commercial Mortgage Bank at a fixed interest rate of 6.79%. At December 31, 2005, the principal balance of this note amounted to $12,862,143, with an initial maturity in January, 2014.

The terms of the 6.79% loan consist of monthly principal and interest payments of $91,881 beginning February 1, 2004. A 25-year amortization with a 10-year term and a balloon payment of the remaining balance will then be due on the Maturity Date.

BRIGGS RENEWAL LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004

The liability of the partnership under the mortgage note is limited to the underlying value of the real estate collateral plus any other amounts deposited with the lender.

Schedule of Mortgage Loans

Mortgage Loan—GMAC Commercial Mortgage	$12,862,143
Less: Current Portion	(221,479)

Mortgage Loan Payable at December 31, 2005	$12,640,664

Scheduled maturities of the GMAC loan are as follows:

2006	$221,479
2007	236,995
2008	253,597
2009	271,362
2010	290,372
Thereafter	11,588,338

Total	$12,862,143

The fair value of the mortgage note payable is estimated based on the current rates offered to the project for debt of the same remaining maturities. At December 31,2005, the fair value of the mortgage approximates the amount recorded in the financial statements.

The Hotel project is pledged as collateral for the mortgage. The mortgage loan is nonrecourse debt secured by deeds of trust on the related real estate.

Tax Increment Financing Loan

The Partnership entered into a tax increment financing loan agreement with the First National Bank of Omaha, in November, 1997, in the original amount of $1,519,000. The agreement requires semi-annual payments of principal and interest beginning in June, 2000, with the first two payments being made in 2000. Interest was payable at a rate of 8.75% until May 31, 2000. Beginning on June 1, 2000, and continuing on June 1 of every third year thereafter, the interest rate will be adjusted to yield 250 basis points over the three-year Treasury constant. The note will never be less than 8.50%. The rate was adjusted at June 1,2003, to 8.50%. Annual payments of $240,181 were made in 2005.

At December 31,2005, the loan balance, including capitalized interest, was $1,079,393. Accrued interest payable at December 31, 2005 amounted to $28,907.

Scheduled maturities of the tax increment financing loan are as follows:

2006	$149,151
2007	156,315
2008	170,691
2009	186,379
2010	204,748
Thereafter	212,109

Total	$1,079,393

BRIGGS RENEWAL LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004

NOTE G—MANAGEMENT AGREEMENT

The Partnership entered into an agreement with Courtyard Management Corporation (also known as Courtyard by Marriott) to manage and operate the Hotel. The term of the agreement is effective for an initial period of twenty years, with the option to renew for two additional periods of ten years each.

The Partnership has agreed to pay the Manager 7% of the gross hotel revenues, as defined in the agreement, received from the property. For the year ended December 31,2005, management fees amounted to $428,809.

Additionally, the Partnership has agreed to pay the Manager an lncentive Management Fee equal to 30% of available cash flow, as defined in the agreement. During 2005, Incentive Management Fees totaled $81,342.

NOTE H—RELATED PARTY TRANSACTIONS

Investment Servicing Fee

The partnership shall pay AmerUs Management, Inc. for its services in supervising and monitoring the performance of the Property Management Agent pursuant to the Property Management Agreement an annual Oversite Management Fee (which Fee shall be treated as a Partnership expense). The Oversite Management Fee for each fiscal year shall be $10,000. During the year ended December 31, 2005, $10,000 was paid to AmerUs Management, Inc., covering the services rendered for the year.

Asset Management Fee

An asset management fee in the annual amount of $10,000 is payable by the Partnership to Historic Restoration, Inc., an affiliate of the General Partner. The fee is payable on May 1st of each whole or partial fiscal year beginning on May 1,2000. Asset management fees of $12,000 and $6,000 were paid to Historic Restoration, Inc. in 2005 and 2004, respectively.

Notes Payable—Affiliates

Notes Payable to Affiliates at December 31, 2005, consists of the following:

Partner	Balance
AmerUs	$560,500
HRI Briggs Corporation	560,500

Total	$1,121,000

Interest on these notes is payable from cash flows, with interest accruing at 15.0% per annum.

Deferred Development Fees Payable

At December 31,2005 and 2004, Deferred Development Fees, in the amount of $0 and $666,337, respectively, are payable to Historic Restoration, Inc. for its services in connection with the development and completion of the Project. The fee is to be paid from cash flows, refinancing proceeds, sales proceeds, or sales proceeds from a terminating capital transaction, in accordance with the Partnership Agreement, but no later than the fifteenth anniversary of the Occupancy Date.

BRIGGS RENEWAL LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2005 and 2004

NOTE I—PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS

Ownership is 1% to the General Partner and 99% to the Limited Partners. Profits and losses and all other items of Partnership gain, loss, deductions, or credits, shall be allocated to the Partners in accordance with the partnership interests. Of the profits and losses allocated to the Partners, each Partner shall be entitled to the same proportion of such profits and losses as the Capital Contributions of each such Partner in relation to the total Capital Contributions actually made or required to be made by all of the Partners, but in no event shall the General Partner have an interest of less than 1.0% in profits or losses.

Subject to the terms of the Project Documents, any Cash Flow generated in or with respect to any fiscal year shall be distributed or applied from time to time as required within 90 days after the end of each fiscal year in the following order of priority:

1) To pay the lnvestment Servicing Fee for such fiscal year and any unpaid lnvestment Servicing Fee accrued from prior fiscal years;

2) To pay any unpaid Excess Adjustment;

3) To pay accrued interest on the Investor Limited Partner Loans and the Voluntary General Partner Loans, such amounts to be paid on a pari passu, pro rata amounts of such loans;

4) To the repayment of any unpaid lnvestor Limited Partner Loans and any unpaid Voluntary General Partner Loans, such amounts to be paid on a pari passu, pro rata basis based on the outstanding amounts of such loans;

5) To pay accrued interest on the Subordinated Partner Loans, such amounts to be paid on a pari passu, pro rata basis based on the outstanding amounts of such loans;

6) To pay any unpaid Operating Deficit Loans;

7) To the payment of any outstanding Excess Adjustment Loans, with payments to be applied first to accrued but unpaid interest, and then to principal;

8) So long as any portion of the Development Fee remains unpaid, 85% of the balance of cash flow shall be applied to payment of the unpaid portion of the Development Fee, and the remaining 15% of such balance shall be distributed as follows: 1.00% to General Partner, 98.99% to lnvestor Limited Partner, and 0.01 % to Special Limited Partner;

9) After payment in full of the Development Fee, if no Debt Service Coverage Loan has theretofore been made, then 70% of the balance of Cash Flow shall be applied to the payment of the Incentive Partnership Management Fee and 30% of such balance shall be distributed as follows: 1.00% to General Partner, 98.99% to lnvestor Limited Partner, and 0.01% to Special Limited Partner; and

10) After payment in full of the Development Fee, if a Debt Service Coverage Loan has theretofore been made, then 21% of the balance of Cash Flow shall be applied to the payment of the lncentive Partnership Management Fee, 49% of such balance shall be distributed to the lnvestor Limited Partner, and the remaining 30% of such balance shall be distributed as follows: 1.00% to General Partner, 98.99% to lnvestor Limited Partner, and 0.01% to Special Limited Partner.

NOTE J—RESERVES

The Partnership is required to maintain an escrow reserve account with Marriott to cover the cost of replacements and renewals related to the Furniture, Fixtures and Equipment at the Hotel, and routine or non-major repairs and maintenance to the Buildings. The reserve is to be funded in an amount equal to 3% of Gross Revenues for the first 13 accounting periods, 4% for periods 14 through 26, and 5% thereafter. At December 31,2005, the replacement reserve balance was $1,330,931.

BRIGGS RENEWAL LIMITED PARTNERSHIP

BALANCE SHEETS (unaudited)

September 30, 2006 and 2005

	2006	2005
ASSETS
Current Assets
Cash	$147,535	$154,350
Prepaid Mortgage Payments	91,881	91,870

Total Current Assets	239,416	246,220

Restricted Cash
Reserve with Lender	72,400	72,400
Replacement Reserve	1,513,637	1,248,173

Total Restricted Assets	1,586,037	1,320,573

Property and Equipment
Building	1,732,060	1,732,060
Building Improvements	22,219,017	22,219,017
Land	304,800	304,800
Furniture & Fixtures	1,248,563	1,248,563

Total Property and Equipment	25,504,440	25,504,440
Less Accumulated Depreciation	(4,925,210)	(4,252,864)

Net Property and Equipment	20,579,230	21,251,576

Other Assets
Mortgage Costs, Net of Accumulated Amortization	249,026	196,696

Total Other Assets	249,026	196,696

Total Assets	$22,653,709	$23,015,065

See also the audited financial statements included herein.

BRIGGS RENEWAL LIMITED PARTNERSHIP

BALANCE SHEETS (unaudited)

September 30, 2006 and 2005

	2006	2005
LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts Payable, Partnership	$49,751	$152,753
Accrued Interest Mortgage	74,174	75,381
Accrued Interest—TIF (Note F)	10,159	6,033
Current Portion of Long Term Debt (Note F)	370,630	352,574

Total Current Liabilities	504,714	586,741

Long Term Debt
Mortgage Loan Payable (Note F)	12,695,579	12,911,628
Less Current Portion (Note F)	(370,630)	(352,574)
Loan Limited Partner (Note H)	560,500	560,500
Loan General Partner (Note H)	560,500	560,500
Loan TIF (Note F)	928,162	1,079,393
Due to Related Party—Deferred Development Fee (Note H)	0	133,442

Total Long Term Debt	14,374,111	14,892,889

Partners’ Equity	7,774,884	7,535,435

Total Liabilities and Partners’ Equity	$22,653,709	$23,015,065

See also the audited financial statements included herein.

BRIGGS RENEWAL LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS (unaudited)

For the Nine Months Ending September 30, 2006 and 2005

	2006	2005
REVENUE
Net Operating Revenue From Hotel Operations	$1,882,385	$1,639,915
Income—TIF	237,390	240,181
Rental Income Commercial Space	35,255	14,250

Total	2,155,030	1,894,346

Expenses
Interest Expense	853,889	889,147
Amortization and Depreciation	518,722	542,390
Accounting and Auditing	9,000	9,000
Legal	19,908	15,957
Investment Servicing Fee	10,000	5,833
Commission Commercial Lease	13,375	0
Incentive Management Fee Related Party	416,640	0
General and Administrative	10,463	1,903

Total Expenses	1,851,997	1,464,230

Net Income (Loss) from Operations	303,033	430,116

Other Income
Interest income	50,010	20,426

Net Income (Loss)	$353,043	$450,542

See also the audited financial statements included herein.

BRIGGS RENEWAL LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS (unaudited)

For the nine months ended September 30, 2006 and 2005

	2006	2005
Cash flow from operating activities
Net income	$353,043	$450,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	518,722	542,390
Prepaid expenses and other assets	86,954	166,806
Accounts payable	94,909	209,134
Accrued interest payable	(92,923)	(78,191)

Net cash provided by operating activities	960,705	1,290,681

Cash flow from investing activities:
Change in replacement reserve	(255,106)	(241,847)

Net cash used by investing activities	(255,106)	(241,847)

Cash flow from financing activities:
Payments of long-term debt	(397,297)	(305,441)
Payments of deferred development fee	—	(532,895)
Distributions to partners	(174,433)	(57,686)

Net cash used by financing activities	(571,730)	(896,022)

Net increase in cash and cash equivalents	133,869	152,812
Cash and cash equivalents, beginning of year	13,666	1,538

Cash and cash equivalents, end of period	$147,535	$154,350

See also the audited financial statements included herein.

INDEPENDENT AUDITORS’ REPORT

Members

Linchris Hotel Partners of L.I., LLC

Hanover, Massachusetts:

We have audited the accompanying balance sheet of Linchris Hotel Partners of L.I., LLC (Company) (a New York limited liability company) as of December 31, 2005, and the related statements of operations and members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Linchris Hotel Partners of L.I., LLC as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Montoursville, Pennsylvania

November 22, 2006

40 Choate Circle  •  Montoursville, PA 17754            Phone:  (570) 368-2941  •  Fax: (570) 368-3172

LINCHRIS HOTEL PARTNERS OF L.I., LLC

BALANCE SHEET

DECEMBER 31, 2005

ASSETS
CURRENT ASSETS:
Cash	$233,961
Accounts receivable, net	56,174
Inventories	17,726
Prepaid expenses	278,233

Total current assets	586,094

PROPERTY AND EQUIPMENT, net	18,732,941

OTHER ASSETS:
Restricted cash—sewer reserve	49,898
Deferred financing costs, net of accumulated amortization of $189,054	708,119
Franchise fee, net of accumulated amortization of $8,050	54,050

Total other assets	812,067

TOTAL ASSETS	$20,131,102

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt:
Notes payable	$388,548
Obligations under capital lease	27,808
Accounts payable, trade	130,040
Accrued expenses and other current liabilities	181,967
Due to related party	55,000

Total current liabilities	783,363

LONG-TERM DEBT:
Notes payable, net of current maturities	12,764,537
Due to related party	85,000

Total liabilities	13,632,900

MEMBERS’ EQUITY	6,498,202

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$20,131,102

See Notes to Financial Statements

LINCHRIS HOTEL PARTNERS OF L.I., LLC

STATEMENT OF OPERATIONS AND MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2005

REVENUES:
Rooms	$5,588,137
Food	440,373
Beverages	121,716
Telephone	32,697
Other	48,010

Total revenues	6,230,933

DEPARTMENTAL COSTS AND EXPENSES:
Rooms	1,183,716
Food	512,709
Beverages	60,477
Telephone	33,161
Other	6,775

Total departmental costs and expenses	1,796,838

GROSS PROFIT	4,434,095

OPERATING EXPENSES:
Marketing and sales	463,127
Operation, maintenance and energy	670,479
Administrative and general	730,905
Taxes, fees and insurance	769,339
Depreciation and amortization	1,106,642

Total operating expenses	3,740,492

INCOME FROM OPERATIONS	693,603

NET RENTAL INCOME	4,364

INCOME FROM OPERATIONS AND NET RENTAL INCOME	697,967

OTHER INCOME (EXPENSE):
Interest income	2,586
Interest expense	(989,558)
Loss on disposal of asset	(80,767)

Total other expense, net	(1,067,739)

NET LOSS	(369,772)

MEMBERS’ EQUITY, BEGINNING	6,867,974

MEMBERS’ EQUITY, ENDING	$6,498,202

See Notes to Financial Statements

LINCHRIS HOTEL PARTNERS OF L.I., LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(369,772)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,106,642
Bad debts	2,400
Loss on disposal of asset	80,767
Change in:
Restricted cash	16,362
Accounts receivable	(21,717)
Inventories	(2,145)
Prepaid expenses	(217,544)
Accounts payable, accrued expenses and other current liabilities	(32,047)

Net cash provided by operating activities	562,946

CASH USED BY INVESTING ACTIVITIES,
Purchase of property and equipment	(62,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(362,044)
Repayment of obligations under capital lease	(70,610)
Repayment to related party	(55,000)

Net cash used by financing activities	(487,654)

NET INCREASE IN CASH	12,784

CASH, BEGINNING	221,177

CASH, ENDING	$233,961

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION,
Interest paid	$989,558

See Notes to Financial Statements

LINCHRIS HOTEL PARTNERS OF L.I., LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Accounts Receivable and Bad Debts

Accounts receivable are stated net of an allowance for doubtful accounts which was $4,800 at December 31, 2005. Accounts receivable are written off against the allowance account when they are deemed uncollectible. The allowance account is revised annually based upon a review of its adequacy by the Company’s management.

Inventories

Inventories of food, beverages, and supplies are valued at the lower of cost (first-in, first-out (FIFO) basis) or market value.

Property and Equipment and Depreciation and Amortization

Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets.

Deferred Financing Costs and Amortization

Costs incurred in connection with obtaining long-term debt have been deferred and are being amortized over the term of the loan using the straight-line method, which does not materially differ from the interest method. Amortization expense amounted to $89,717 for the year ended December 31, 2005.

Franchise Fee and Amortization

A franchise fee paid to Hilton Inns, Inc. is being amortized using the straight-line method over eighteen years, the franchise term. Amortization expense amounted to $3,450 for the year ended December 31, 2005.

Leasing

The Company leases equipment under capital and operating lease arrangements (See Notes 5 and 8).

The Company leases exterior space to a third party under a cancellable operating lease requiring fixed monthly payments over five years.

Advertising

Advertising costs are charged to expense when incurred.

Income Taxes

The Company itself is not a taxpaying entity for federal and New York income tax reporting. Federal and New York income taxes of the members are computed on their total income from all sources; accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Actual results could differ from estimated amounts.

LINCHRIS HOTEL PARTNERS OF L.I., LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2005

Cash Flows

For purposes of the statement of cash flows, the Company considers all short-term investments purchased with a maturity of three months or less to be cash.

2. DESCRIPTION OF PRINCIPAL BUSINESS ACTIVITY AND CONCENTRATION OF CREDIT RISK:

The Company operates the Hilton Garden Inn located in Ronkonkama, New York. The Company’s accounts receivable result from the sale of rooms, food and beverages to customers in the normal course of operating a hotel and restaurant. Consequently, the ability of each of the Company’s customers to honor their obligations to the Company is dependent upon economic and other factors affecting their operations.

The Company maintains its cash accounts with two financial institutions. Total cash balances with a financial institution are insured up to a maximum of $100,000 by the Federal Deposit Insurance Corporation.

3. PROPERTY AND EQUIPMENT:

Property and equipment at December 31, 2005 are summarized as follows:

Land	$2,418,039
Land improvements	2,539,370
Building and improvements	11,834,582
Furniture, fixtures and equipment	3,976,281
Equipment acquired under capital lease	200,771
Vehicle	37,106
Construction in progress	2,213

Total	21,008,362

Less accumulated depreciation and amortization	2,275,421

Property and equipment, net	$18,732,941

Depreciation charged to operations totaled $1,013,475 for the year ended December 31, 2005.

LINCHRIS HOTEL PARTNERS OF L.I., LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2005

4. NOTES PAYABLE:

The following is a summary of the Company’s notes payable at December 31, 2005:

Note payable in monthly installments of $109,526, including interest at 7.21% per annum through October 2013, at which time the total amount outstanding is due. This note is secured by a first-lien security interest on real property and personal property existing and hereafter acquired, the personal guarantees of the Company members and assignments of the management agreement with Linchris Hotel Corporation and leases and rents.	$13,140,217
Note payable in monthly installments of $757 with no stated interest, maturing in April 2007. This note is secured by a vehicle with a net book value of $19,790 at December 31, 2005.	12,868

Total	13,153,085

Less current maturities	388,548

Long-term debt	$12,764,537

Aggregate principal maturities of notes payable are as follows:

2006	$388,548
2007	411,335
2008	437,925
2009	470,565
2010	505,636
Thereafter	10,939,076

Total	$13,153,085

During the year ended December 31, 2005, interest costs of $989,558 were incurred and charged to expense. No interest costs were capitalized during the year ended December 31, 2005.

5. OBLIGATIONS UNDER CAPITAL LEASE:

The Company leases equipment under the terms of capital leases expiring in 2006. The assets and liabilities under capital leases are recorded at the lower of the present value of minimum lease payments or the fair value of the assets. The assets are included in property and equipment in the accompanying balance sheet and depreciated over their estimated useful lives. Accumulated depreciation related to equipment acquired under capital lease totaled $54,830 at December 31, 2005.

Interest rates on the capital leases range from 9.17% to 12.45% and are imputed based on the lessor’s implicit rate of return.

The following summarizes the future annual minimum lease payments required under the capital lease obligations together with the present value of the net minimum lease payments as of December 31, 2005.

2006	$28,496
Less amount representing interest	688

Present value of net minimum lease payments	$27,808

LINCHRIS HOTEL PARTNERS OF L.I., LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2005

The present value of net minimum lease payments as of December 31, 2005 has been classified, as follows, in the accompanying financial statements:

Current maturities of obligations under capital lease	$27,808

6. RELATED PARTY TRANSACTIONS:

Linchris Hotel Corporation, Inc. (Linchris), a company owned by one of the members, provides management services to the Company. Such services totaled $187,012 for the year ended December 31, 2005. The Company also purchases repair and maintenance services and supplies from Linchris. Purchases from Linchris totaled $42,868 for the year ended December 31, 2005. At December 31, 2005, the Company owed $27,427 to Linchris for these services.

One of the Company’s members served as the developer and construction coordinator for the Company. The Company agreed to compensate this member for these services in the amount of $250,000, payable over five years. The balance outstanding under this agreement at December 31, 2005 totaled $140,000, and has been classified in the accompanying financial statements as due to related party. The scheduled payments to the related party are as follows:

2006	$55,000
2007	55,000
2008	30,000

Total	$140,000

7. EMPLOYEE BENEFIT PLAN:

The Company sponsors a defined contribution benefit plan covering all employees who meet the Plan’s eligibility requirements. The Plan permits employees to make contributions that are matched by the Company based on a percentage of the employee’s contribution, subject to certain restrictions. The Company made matching contributions to the Plan of $3,324 for the year ended December 31, 2005.

8. COMMITMENTS:

Franchise Fee

The Company has a franchise agreement with Hilton Inns, Inc. whereby the Company is obligated to pay a monthly royalty fee of 5% and a monthly programming fee of 4.3% of daily gross room sales.

Operating Lease

The Company leases equipment under a non-cancellable lease arrangement. Minimum future rental payments required under the operating lease are due as follows:

2006	$2,373

For the year ended December 31, 2005, lease expense under such lease arrangement totaled $4,068 and is included in operation, maintenance and energy in the accompanying statement of operations and members’ equity.

LINCHRIS HOTEL PARTNERS OF L.I., LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2005

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

Accrued expenses and other current liabilities at December 31, 2005 consisted of the following:

Vacation	$38,306
Sales tax payable	36,798
Salaries and wages	18,559
Other	88,304

Total	$181,967

10. SUBSEQUENT EVENT:

The Company has entered into an agreement to sell its property and equipment for $27,000,000.

LINCHRIS HOTEL PARTNERS OF L.I., LLC

BALANCE SHEETS (unaudited)

SEPTEMBER 30, 2006 and 2005

	2006	2005
ASSETS

CURRENT ASSETS:
Cash	$385,753	$424,982
Accounts receivable, net of an allowance for doubtful accounts of $5,000 in 2006 and $4,200 in 2005	24,122	46,566
Inventories, at cost	19,265	17,043
Prepaid expenses	125,479	130,955

Total current assets	554,619	619,546

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $3,038,230 in 2006 and $2,022,180 in 2005	18,030,710	18,986,182

OTHER ASSETS:
Deferred financing costs, net of accumulated amortization of $256,341 in 2006 and $166,624 in 2005	640,831	730,548
Franchise fee, net of accumulated amortization of $10,637 in 2006 and $7,188 in 2005	51,463	54,912
Restricted cash—sewer reserve		49,479

Total other assets	692,294	834,939

TOTAL ASSETS	$19,277,623	$20,440,667

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt:
Notes payable	$403,319	$381,610
Obligations under capital lease		46,156
Accounts payable, trade	180,458	32,879
Accrued expenses and other current liabilities	223,638	289,795
Due to related party	55,000	55,000

Total current liabilities	862,415	805,440

LONG-TERM DEBT:
Notes payable, net of current maturities	12,461,063	12,864,369
Due to related party	30,000	85,000

Total liabilities	13,353,478	13,754,809

MEMBERS’ EQUITY	5,924,145	6,685,858

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$19,277,623	$20,440,667

See also the audited financial statements included herein.

LINCHRIS HOTEL PARTNERS OF L.I., LLC

STATEMENTS OF OPERATIONS AND MEMBERS’ EQUITY (unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 and 2005

	2006	2005
REVENUES:
Rooms	$4,268,945	$4,345,266
Food	326,984	335,351
Beverages	89,234	91,390
Telephone	19,546	27,601
Other	45,589	35,985

Total revenues	4,750,298	4,835,593

DEPARTMENTAL COSTS AND EXPENSES:
Rooms	947,242	908,554
Food	376,800	391,166
Beverages	46,559	46,707
Telephone	22,284	25,918
Other	3,825	5,049

Total departmental costs and expenses	1,396,710	1,377,394

GROSS PROFIT	3,353,588	3,458,199

OPERATING EXPENSES:
Marketing and sales	344,500	358,983
Operation, maintenance and energy	565,391	497,096
Administrative and general	526,658	563,484
Taxes, fees and insurance	374,202	578,354
Depreciation and amortization	832,684	830,110

Total operating expenses	2,643,435	2,828,027

INCOME FROM OPERATIONS	710,153	630,172

NET RENTAL INCOME	21,420

INCOME FROM OPERATIONS AND NET RENTAL INCOME	731,573

OTHER INCOME (EXPENSE):
Interest income	2,382	1,286
Interest expense	(708,012)	(732,808)
Loss on disposal of asset		(80,766)

Total other expenses, net	(705,630)	(812,288)

NET INCOME (LOSS)	25,943	(182,116)

MEMBERS’ EQUITY, BEGINNING	6,498,202	6,867,974

MEMBERS’ DISTRIBUTIONS	(600,000)

MEMBERS’ EQUITY, ENDING	$5,924,145	$6,685,858

See also the audited financial statements included herein.

LINCHRIS HOTEL PARTNERS OF L.I., LLC

STATEMENTS OF CASH FLOWS (unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$25,943	$(182,116)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	832,684	830,110
Bad debts	200	1,800
Loss on disposal of asset		80,766
Change in:
Restricted cash	49,898	16,782
Accounts receivable	31,852	(11,509)
Inventories	(1,539)	(1,462)
Prepaid expenses	152,754	(70,266)
Accounts payable, accrued expenses and other current liabilities	92,089	(21,380)

Net cash provided by operating activities	1,183,881	642,725

CASH USED BY INVESTING ACTIVITIES,
Purchase of property and equipment	(60,578)	(62,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(288,703)	(269,150)
Repayment of obligations under capital lease	(27,808)	(52,262)
Repayment to related party	(55,000)	(55,000)
Members’ distributions	(600,000)

Net cash used by financing activities	(971,511)	(376,412)

NET INCREASE IN CASH	151,792	203,805

CASH, BEGINNING	233,961	221,177

CASH, ENDING	$385,753	$424,982

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION,
Interest paid	$708,012	$732,808

See also the audited financial statements included herein.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia:

We have audited the accompanying combined balance sheets of the Dimension Development Hotels Portfolio (the “Hotels”), as further described in Note 1, as of December 31, 2005, 2004 and 2003, and the related combined statements of income and owners’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Hotels as of December 31, 2005, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 9, on October 17, 2006, the owners of the 11 Hotels entered into agreements to sell the Hotels.

/s/    Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Richmond, Virginia

December 1, 2006

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Combined Balance Sheets

December 31, 2005, 2004 and 2003

	2005	2004	2003
Assets

Investment in hotels, net	$136,190,367	$130,432,948	$112,147,767
Cash and cash equivalents	3,088,352	2,151,380	2,570,381
Escrow deposits	2,458,634	2,156,325	652,072
Accounts receivable	1,198,456	835,556	690,076
Due from affiliates	1,283,062	1,204,816	1,086,947
Prepaid expenses and other assets	2,671,514	208,465	253,371
Intangible assets, net	1,512,467	829,144	770,365

Total assets	$148,402,852	$137,818,634	$118,170,979

Liabilities and Owners’ Equity

Liabilities:
Mortgage notes payable	$119,325,977	$110,372,940	$95,901,250
Cash overdraft	926,955	136,429	—
Accounts payable and accrued expenses	4,404,428	3,101,666	2,479,864
Due to affiliates	12,859	—	682,106

Total liabilities	124,670,219	113,611,035	99,063,220

Owners’ equity:	23,732,633	24,207,599	19,107,759

Total liabilities and owners’ equity	$148,402,852	$137,818,634	$118,170,979

See accompanying notes to combined financial statements.

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Combined Statements of Income and Owners’ Equity

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Revenues:
Rooms	$39,467,816	$34,382,751	$32,466,021
Other income, net	1,045,683	1,034,647	998,655

Total revenues	40,513,499	35,417,398	33,464,676

Operating expenses:
Rooms	8,693,237	7,874,284	7,308,013
Depreciation and amortization	5,941,454	5,215,492	4,945,544
Real estate taxes, insurance and other	2,477,369	2,317,194	2,199,269
Property operation, maintenance and energy costs	3,460,239	3,072,892	2,741,422
Management and franchise fees	4,239,788	3,780,477	3,598,343
Hotel administrative	5,051,949	4,713,643	4,066,107

Total operating expenses	29,864,036	26,973,982	24,858,698

Operating income	10,649,463	8,443,416	8,605,978

Interest expense	7,093,685	6,149,502	5,422,112

Net income	3,555,778	2,293,914	3,183,866

Owners’ equity, beginning of year	24,207,599	19,107,759	23,817,620
Capital contributions	2,601,471	10,345,477	846,011
Distributions	(6,632,215)	(7,539,551)	(8,739,738)

Owners’ equity, end of year	$23,732,633	$24,207,599	$19,107,759

See accompanying notes to combined financial statements.

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Combined Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities:
Net income	$3,555,778	$2,293,914	$3,183,866
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	5,941,454	5,215,492	4,945,544
Changes in operating assets and liabilities:
Accounts receivable	(362,900)	(145,480)	(458)
Prepaid expenses and other assets	(2,463,049)	44,906	140,456
Cash overdraft	790,526	136,429	(215,896)
Accounts payable and accrued expenses	1,302,762	621,802	1,010,239

Net cash provided by operating activities	8,764,571	8,167,063	9,063,751

Cash flows from investing activities:
Purchases of property and equipment	(10,480,916)	(22,838,457)	(1,550,930)
Acquisitions of intangible assets	(944,243)	(410,634)	(517,345)
Net (increase) decrease in escrow deposits	(302,309)	(1,504,253)	784,060
Advances to affiliates	(78,246)	(117,869)	(730,497)
Advances from affiliates	12,859	(682,106)	82,750

Net cash used in investing activities	(11,792,855)	(25,553,319)	(1,931,962)

Cash flows from financing activities:
Proceeds from borrowings	10,404,499	16,901,990	3,714,613
Payments on borrowings	(1,451,462)	(2,430,300)	(3,217,768)
Capital contributions	1,644,434	10,035,116	846,011
Distributions	(6,632,215)	(7,539,551)	(8,739,738)

Net cash provided by (used in) financing activities	3,965,256	16,967,255	(7,396,882)

Net increase (decrease) in cash and cash equivalents	936,972	(419,001)	(265,093)

Cash, beginning of year	2,151,380	2,570,381	2,835,474

Cash, end of year	$3,088,352	$2,151,380	$2,570,381

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,317,293	$2,185,494	$5,163,204

Noncash investing and financing transactions:
Capital expenditures accrued	$579,742	$—	$—

Contributions of capital in the form of property and equipment	$957,037	$310,361	$—

See accompanying notes to combined financial statements.

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Notes to Combined Financial Statements

1. Summary of Significant Accounting Policies:

Description of Business: The accompanying combined financial statements present the financial information of the following Hotel properties:

RT-BL Associates, LLC is a Florida limited liability company formed in 1998 for the purpose of constructing, owning and operating a Homewood Suites by Hilton in Miami, Florida. The hotel opened for business in 2000.

Coachman Hotel, LLC is a New Jersey limited liability company formed in 1998 for the purpose of constructing, owning and operating a Homewood Suites by Hilton in Cranford, New Jersey. The hotel opened for business in 2000.

Mahwah Hotel, LLC is a New Jersey limited liability company formed in 1998 for the purpose of constructing, owning and operating a Homewood Suites by Hilton in Mahwah, New Jersey. The hotel opened for business in 2001.

RT SD-Provo, LP is a Delaware limited partnership formed in 2001 for the purpose of acquiring, owning and operating Residence Inns by Marriott in Provo, Utah and San Diego, California. The hotels were acquired in 2001.

RT SD-Denver, LP is a Delaware limited partnership formed in 2001 for the purpose of acquiring, owning and operating a Residence Inn by Marriott in Highlands Ranch, Colorado. The hotel was acquired in 2001. Ownership of the hotel in Highlands Ranch, Colorado was transferred to RT-CO Hotel Partners, LLC in May of 2006.

RGT-HB San Diego, LP is a Delaware limited partnership formed in 2002 for the purpose of acquiring, owning and operating a Hampton Inn by Hilton in San Diego, California. The hotel was acquired in 2002.

RT Rancho B. Associates, LP is a Delaware limited partnership formed in 2004 for the purpose of acquiring, owning and operating hotels. The partnership acquired a Sheraton Four Points Hotel in 2004. The hotel, located in Rancho Bernardo, California, was substantially renovated and re-opened as a Courtyard by Marriott in March, 2006.

RT-HR Hotel Partners, LLC is a Colorado limited liability company formed in 2005 for the purpose of constructing, owning and operating hotels. The company plans to operate a Hilton Garden Inn in Highlands Ranch, Colorado. The hotel was under construction as of December 31, 2005.

RT-AH Associates, LP is a Delaware limited partnership formed in 2004 for the purpose of constructing, owning and operating hotels. The partnership plans to operate a Homewood Suites by Hilton in Agoura Hills, California. The hotel was under construction as of December 31, 2005.

Baronne Hotel Investors, LLC is a Louisiana limited liability company formed in 1999 for the purpose of constructing, owning and operating a Homewood Suites by Hilton in New Orleans, Louisiana. The hotel opened for business in 2002.

Principles of Combination: The accompanying combined financial statements of the Dimension Development Hotels Portfolio include the accounts of RT-BL Associates, LLC, Coachman Hotel, LLC, Mahwah Hotel, LLC, RT SD-Provo, LP, RT-SD Denver, LP, RGT-HB San Diego, LP, RT-Rancho B. Associates, LP, RT-HR Hotel Partners, LLC, RT-AH Associates, LP and Baronne Hotel Investors, LLC, (collectively, the “Hotels”). The Hotels are separate legal entities that share management and common ownership. All significant related balances and transactions have been eliminated in the combination.

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Notes to Combined Financial Statements—(Continued)

Cash and Cash Equivalents: The Company considers all highly liquid instruments purchased with maturities of three months or less to be cash equivalents.

Concentration of Credit Risks: The Hotels maintain their cash balances in multiple financial institutions and occasionally have cash balances in excess of federally insured limits.

Accounts Receivable: Accounts receivable are primarily comprised of trade receivables due from guests of the Hotels. The Hotels consider any doubtful accounts receivable to be immaterial at December 31, 2005, 2004 and 2003. Accordingly, no allowance for doubtful accounts was considered necessary. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotels: Investment in hotels is stated at cost less accumulated depreciation. Major repairs and improvements are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives of assets are 39 years for buildings, 15 years for improvements and 5 to 7 years for furniture, fixtures and equipment.

Escrow Deposits: Escrow deposits are maintained under the control of the mortgage noteholders for the benefit of the Hotels.

Impairment of Long-Lived Assets: The Hotels review the carrying value of their tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated undiscounted cash flows.

Intangible Assets: Franchise fees are amortized on a straight-line basis over the lives of the related agreements. Loan origination costs are amortized on a straight line basis, which approximates the effective interest method, over the term of the respective mortgage loan agreements.

Revenue Recognition: Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Advertising and Promotion Costs: Advertising and promotion costs are charged to operations as incurred and amounted to $1,335,074, $1,070,331 and $1,144,354 for 2005, 2004 and 2003, respectively.

Income Taxes: No provision for federal or state income taxes has been included in the financial statements since taxable income or loss of the Hotels is required to be reported by the owners on their income tax returns.

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Notes to Combined Financial Statements—(Continued)

2. Investment in Hotels:

Investment in hotels at year-end consisted of:

	2005	2004	2003
Land	$18,440,624	$16,665,024	$10,187,435
Buildings and improvements	115,859,072	112,172,404	97,407,092
Furnishings and equipment	16,976,626	16,513,584	14,904,549
Construction in progress	5,741,304	292,506	—

At cost	157,017,626	145,643,518	122,499,076
Less accumulated depreciation	(20,827,259)	(15,210,570)	(10,351,309)

Investment in hotels, net	$136,190,367	$130,432,948	$112,147,767

Depreciation expense totaled $5,680,534, $4,863,637 and $4,714,520 for 2005, 2004 and 2003, respectively.

3. Intangible Assets:

Intangible assets at year-end consisted of:

	2005	2004	2003
Franchise fees	$313,250	$313,250	$229,650
Loan origination costs	1,835,744	854,843	817,657

At cost	2,148,994	1,168,093	1,047,307
Less accumulated amortization	(636,527)	(338,949)	(276,942)

	$1,512,467	$829,144	$770,365

Amortization expense, including write-off of loan origination costs upon re-financings, totaled $260,920, $351,855 and $231,024 for 2005, 2004 and 2003, respectively.

4. Mortgage Notes Payable:

Mortgage notes payable at December 31, 2005, 2004 and 2003 consisted of the following:

	2005	2004	2003
RT-BL Associates, LC—Mortgage note with GMAC Commercial Mortgage Bank, secured by the investment in the hotel; term of 10 years and due July 2013; Interest at 6.50%	$10,041,284	$10,219,840	$10,385,199

Coachman Hotel, LLC—Mortgage note with M & T Bank, secured by the investment in the hotel; term of 7 years and due April 2010; Interest at 5.50%	9,963,059	10,174,804	10,373,535

Mahwah Hotel, LLC—Mortgage note with M & T Bank, secured by the investment in the hotel; term of 7 years and due April 2010; Interest at 5.50%	9,488,627	9,690,293	9,879,555

RT SD-Provo, LP—Mortgage note with Bear Stearns Commercial Mortgage, Inc., secured by the investment in the hotel; term of 10 years and due March 2013; Interest at 6.55%	21,972,985	22,371,753	22,740,879

RT SD-Denver, LP—Mortgage note with Bear Stearns Funding, Inc., secured by the investment in the hotel; term of 10 years and due February 2011; Interest at 8.07%	8,907,678	9,061,014	9,202,156

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Notes to Combined Financial Statements—(Continued)

	2005	2004	2003

RGT-HB San Diego, LP—Mortgage note with International Bank of Commerce, secured by the investment in the hotel; term of 3 years and due December 2005; Interest at New York Prime Rate plus 0.50% (7.75% at December 31, 2005)	$—	$—	$18,181,665

RGT-HB San Diego, LP—Mortgage note with Lehmans Brothers Bank, FSB, secured by the investment in the hotel; term of 10 years and due March 2014; Interest at 6.74%	16,547,553	16,814,985	—

RT-Rancho B. Associates, LP—Mortgage note with International Bank of Commerce, secured by the investment in the hotel; term of 5 years and due November 2009; Interest at New York Prime Rate plus 0.50%	17,480,875	14,500,000	—

RT-HR Hotel Partners, LLC—Mortgage note with M & T Bank, secured by the investment in the hotel; term of 10 years and due January 2016; Interest at LIBOR plus 2.00% (6.29% at December 31, 2005).	3,700,000	—	—

RT-AH Associates, LP—Mortgage note with M & T Bank, secured by the investment in the hotel; term of 6 years, 5 months and due September 2011; Interest at LIBOR plus 2.25%	3,723,624	—	—

Baronne Hotel Investors, LLC—Mortgage note with GMAC Commercial Mortgage Bank, secured by the investment in the hotel; term of 10 years and due October 2014; Interest at 5.85%	17,427,940	17,500,000	—

Baronne Hotel Investors, LLC—Mortgage note with International Bank of Commerce, secured by the investment in the hotel; term of 5 years, 9 months and due November 2006; Interest at New York Prime Rate	—	—	12,018,532

Baronne Hotel Investors, LLC—Mortgage note with International Bank of Commerce, secured by the investment in the hotel; term of 5 years and due December 2007; Interest at New York Prime Rate	—	—	1,853,043

Baronne Hotel Investors, LLC—Mortgage note with International Bank of Commerce, secured by the investment in the hotel; term of 6.5 years and due November 2006; Interest at New York Prime Rate	—	—	966,686

Baronne Hotel Investors, LLC—Mortgage note with International Bank of Commerce, secured by the investment in the hotel; term of 60 days and due December 2003; Interest at New York Prime Rate plus 0.50%	—	—	300,000

Non-mortgage debt—Various installment loans, secured by vehicles, with interest ranging from 5.9% to 6.5%, and due at various dates through October 2007.	72,352	40,251	—

	$119,325,977	$110,372,940	$95,901,250

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Notes to Combined Financial Statements—(Continued)

Scheduled maturities of debt at December 31, 2005 are as follows:

2006	$3,530,560
2007	3,646,395
2008	3,826,382
2009	15,796,603
2010	19,632,663
Thereafter	72,893,374

Total	$119,325,977

5. Related Party Transactions:

The Hotels are subject to management agreements with Dimension Development Company, Inc., which cover initial and renewal terms of varying lengths. The agreements provide for payment of base management fees which are calculated monthly and range from 2.5% to 4% of gross rental revenues. Management fees totaled $1,282,868, $1,091,181 and $1,048,082 in 2005, 2004 and 2003, respectively.

Owners of certain properties contributed land, hotels under construction and similar property as capital contributions for certain of the Hotels. The credits to the capital accounts were made pursuant to the provision of the governing entity agreements and represent the conclusion of the owners that such amounts were at fair value.

The Cranford, New Jersey hotel is built on land owned by an affiliated condominium association.

6. Franchise Agreements:

The Hotels are subject to various franchise agreements under which the Hotels agree to use the franchisors’ trademarks, standards of service and construction quality and design. There are agreements with Hilton Inns, Inc. (Homewood Suites, Hampton Inn and Hilton Garden Inn) and Marriot International, Inc. (Courtyard by Marriot and Residence Inn). The agreements cover initial and renewal terms of varying lengths. The agreements provide for payment of base franchise and advertising fees, which are calculated monthly and range from 2% to 5% of gross rental revenues. Franchise and related fees totaled $2,956,916, $2,690,297 and $2,550,259 for 2005, 2004 and 2003, respectively.

7. Leases:

The Hotels lease various items of hotel and office equipment for terms of two to five years. Most leases require the Hotels to pay related maintenance and taxes. The Cranford, New Jersey hotel is built on land owned by an affiliated condominium association. The hotel in Cranford, New Jersey also leases the land for its parking lot under a 99-year lease, of which 90 years remain at December 31, 2005. The annual rental commitment was $6,600 for 2005 and increases annually to $36,678 in 2095. Total aggregate annual lease and condominium payments are not material to the Hotels’ results of operations and any noncancellable commitments under the agreements are not material to the Hotels’ financial position.

8. Contingencies and Guarantees:

From time to time, the Hotels are involved in litigation that management considers to be in the normal course of business. The hotels are not presently involved in any legal proceedings which management expects individually or in the aggregate to have a material adverse effect on the Hotel’s financial condition or results of

DIMENSION DEVELOPMENT HOTELS PORTFOLIO

Notes to Combined Financial Statements—(Continued)

operations. Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), requires the disclosures of certain guarantees and clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of certain types of guarantee obligations. Under the partnership and operating agreements, the Hotels have certain obligations to indemnify their owners for certain events or occurrences. The maximum liability under these obligations is unlimited; however, the Hotels’ insurance policies serve to limit their exposure. The Hotels believe that the estimated fair value of these indemnification obligations is minimal.

9. Subsequent Event:

On October 17, 2006, the Hotels entered into agreements with Apple Seven Hospitality Ownership, Inc. to sell substantially all of the Hotels’ assets for a gross purchase price of $286.8 million plus the assumption of certain liabilities including mortgage debt of approximately $79.5 million. The sale is scheduled to close at varying dates, beginning in late 2006 and running through early 2007.

Dimension Development Hotels Portfolio

Combined Balance Sheets (unaudited)

September 30, 2006 and December 31, 2005

	September 30, 2006	December 31, 2005
Investment in hotels, net	$147,153,136	$136,190,367
Cash and cash equivalents	3,030,152	3,088,352
Escrow deposits	5,572,039	2,458,634
Accounts receivable	859,147	1,198,456
Due from affiliates	2,402,835	1,283,062
Prepaid expenses and other assets	1,420,857	2,671,514
Intangible assets, net	1,669,781	1,512,467

Total Assets	$162,107,947	$148,402,852

Mortgage notes payable	$127,285,352	$119,325,977
Cash overdraft	264,797	926,955
Accounts payable and accrued expenses	4,555,540	4,404,428
Due to affiliates	89,709	12,859

Total liabilities	132,195,398	124,670,219

Owners’ equity	29,912,549	23,732,633

Total liabilities and owners’ equity	$162,107,947	$148,402,852

See also the audited financial statements included herein.

Dimension Development Hotels Portfolio

Combined Statements of Operations (unaudited)

Nine Months Ending September 30, 2006 and 2005

	Nine Months Ending 9/30/06	Nine Months Ending 9/30/05
Revenues:
Rooms	$35,078,272	$30,266,112
Other income, net	2,119,080	816,802

Total revenues	37,197,352	31,082,914

Operating expenses:
Rooms	8,100,798	7,108,070
Depreciation and amortization	4,313,116	4,608,021
Real estate taxes, insurance and other	1,826,839	1,688,888
Property operation, maintenance and energy costs	3,275,411	2,754,935
Management and franchise fees	3,647,481	3,220,220
Hotel administrative	4,179,627	3,544,091

Total operating expenses	25,343,272	22,924,225

Operating income	11,854,080	8,158,689

Interest expense	7,279,103	5,307,617

Net Income	$4,574,977	$2,851,072

See also the audited financial statements included herein.

Dimension Development Hotels Portfolio

Combined Statements of Cash Flows (unaudited)

Nine Months Ending September 30, 2006 and 2005

	2006	2005
Cash flow from operating activities
Net income	$4,574,977	$2,851,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,313,116	4,608,021
Prepaid expenses and other assets	1,589,966	(1,820,884)
Accounts payable and accrued expenses	(511,046)	1,509,888

Net cash provided by operating activities	9,967,013	7,148,097

Cash flow from investing activities:
Purchases of property and equipment and intangibles	(15,433,199)	(4,935,860)
Change in escrow deposits	(3,113,405)	(1,548,942)
Advances to/from affiliates	(1,042,923)	(1,309,263)

Net cash used by investing activities	(19,589,527)	(7,794,065)

Cash flow from financing activities:
Proceeds from borrowings	9,191,786	5,169,573
Payments on borrowings	(1,232,411)	(1,131,200)
Capital contributions (distributions)	1,604,939	(3,483,268)

Net cash used by financing activities	9,564,314	555,105

Net decrease in cash and cash equivalents	(58,200)	(90,863)

Cash and cash equivalents, beginning of year	3,088,352	2,151,380

Cash and cash equivalents, end of period	$3,030,152	$2,060,517

See also the audited financial statements included herein.

Apple REIT Seven, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2006 (unaudited)

(in thousands, except share data)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Seven, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Courtyard	Hattiesburg, MS	$9.5	October 5, 2006
Courtyard	Omaha, NE	23.1	November 4, 2006
Hilton Garden Inn	Ronkonkoma, NY	27.0	December 15, 2006

PHD Hotels Portfolio:
Homewood Suites	Huntsville, AL	11.6	October 27, 2006
Hampton Inn	Tupelo, MS	5.2	January 23, 2007
Hilton Garden Inn	Macon, GA	10.7	Pending

Dimension Hotels Portfolio (11):
Courtyard	Rancho Bernardo, CA	36.0	December 12, 2006
Homewood Suites	New Orleans, LA	43.0	December 15, 2006
Hilton Garden Inn	Highlands Ranch, CO	20.5	Pending
Homewood Suites	Agoura Hills, CA	25.2	Pending
Homewood Suites	Cranford, NJ	13.5	Pending
Homewood Suites	Mahwah, NJ	19.5	Pending
Residence Inn	Highlands Ranch, CO	19.0	Pending
Homewood Suites	Miami, FL	24.3	Pending
Hampton Inn	San Diego, CA	42.0	Pending
Residence Inn	San Diego, CA	32.5	Pending
Residence Inn	Provo, UT	11.3	Pending

	Total	$373.9

This Pro Forma Condensed Consolidated Balance Sheet also assumes all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Larry Blumberg & Associates, by an affiliate of Marriott International, Inc., by White Lodging Services Corporation or Dimension Development Company, Inc. under separate management arrangements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of Apple REIT Seven, Inc. and the historical balance sheets of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Seven, Inc. is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of September 30, 2006, nor does it purport to represent the future financial position of Apple REIT Seven, Inc.

The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with, and are qualified in their entirety by, the historical balance sheets of the acquired hotels, as included in this document.

Balance Sheet as of September 30, 2006 (unaudited)

(In thousands, except share data)

	Company Historical Balance Sheet	Sunbelt-CHM, L.L.C. (Hattiesburg, MS Courtyard)	Briggs Renewal Limited Partnership (Omaha, NE Courtyard)	Linchris Hotel Partners of L.I., LLC (Ronkonkoma, NY Hilton Garden Inn)	Dimension Development Hotels Portfolio	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$186,252	$3,707	$20,579	$18,031	$147,153	$378,359	(A)	$564,611
						(189,470	)(B)
Cash and cash equivalents	61,055	5	148	386	3,030	(3,569	)(C)	8,000
						(53,055	)(F)
Restricted cash— escrow deposits	—	—	1,586	—	5,572	(5,592	)(C)	1,566
Other assets	4,933	64	341	861	6,353	(2,579	)(C)	9,973

Total Assets	$252,240	$3,776	$22,654	$19,278	$162,108	$124,094		$584,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Mortgage note payable—secured	$—	$—	$12,696	$12,864	$127,285	$(56,933	)(D)	$95,912
Accounts payable, accrued costs and other liabilities	1,326	3,776	2,183	490	4,910	(9,827	)(D)	2,858

Total liabilities	1,326	3,776	14,879	13,354	132,195	(66,760)		98,770

Shareholders’ equity (deficit)	—	—	7,775	5,924	29,913	(43,612	)(E)	—
Preferred stock, authorized 15,000,000 shares	—	—	—	—	—	—		—
Series A preferred shares, no par value, authorized 200,000,000 shares	—	—	—	—	—	—		—
Series B preferred convertible stock, no par value, authorized 240,000 shares	24	—	—	—	—	—		24
Common stock, no par value, authorized 200,000,000 shares	255,162	—	—	—	—	234,466	(G)	489,628
Retained earnings (deficit)	(4,272)	—	—	—	—	—		(4,272)

Total shareholders’ equity	250,914	—	7,775	5,924	29,913	190,854		485,380

Total liabilities and shareholders’ equity	$252,240	$3,776	$22,654	$19,278	$162,108	$124,094		$584,150

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The estimated total purchase price for the seventeen properties that have been, or will be, purchased after September 30, 2006 consists of the following. This purchase price allocation is preliminary and subject to change.

(In thousands)	Sunbelt- CHM, L.L.C. (Hattiesburg, MS Courtyard)	Briggs Renewal Limited Partnership (Omaha, NE Courtyard)	PHD Hotels: Huntsville, AL Homewood Suites	PHD Hotels: Tupelo, MS Hampton Inn	PHD Hotels: Macon GA Hilton Garden Inn	Linchris Hotel Partners of L.I., LLC (Ronkonkoma, NY Hilton Garden Inn)	Dimension Development Hotels Portfolio	Total Combined
Purchase price per contract	$9,455	$23,100	$11,606	$5,245	$10,660	$27,000	$286,800	$373,866
Other closing costs	33	34	33	25	33	64	403	625
Other capitalized costs (credits) incurred	50	(1,924)	78	50	75	(3,051)	1,113	(3,609)
Acquisition fee payable to Apple Suites Realty Group (2% of purchase price per contract)	189	462	232	105	213	540	5,736	7,477

Investment in hotel properties	9,727	21,672	11,949	5,425	10,981	24,553	294,052	378,359	(A)
Net other assets/(liabilities) assumed	3	(10,629)	—	(4,110)	3	3,276	(79,381)	(90,838)

Total purchase price	$9,730	$11,043	$11,949	$1,315	$10,984	$27,829	$214,671	287,521

Less: Cash on hand at September 30, 2006 to fund acquisitions								(61,055	)(F)
Plus: Working capital requirements								8,000	(F)

Equity proceeds needed for acquisitions and working capital (000's)								$234,466	(G)

(B)	Represents elimination of historical net carrying value of real estate under prior owner.
(C)	Represents elimination of assets associated with prior owner, net of assets assumed.
(D)	Represents elimination of liabilities associated with prior owner, net of liabilities assumed.
(E)	Represents elimination of shareholders' equity (deficit) associated with prior owner.
(F)	Represents the reduction of cash and cash equivalents by the amount utilized to fund the acquisitions.
(G)	Represents pro forma equity proceeds utilized for acquisitions and working capital.

Apple REIT Seven, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2005 and the nine months ended September 30, 2006

(in thousands, except per share data)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of Apple REIT Seven, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Residence Inn	Houston, TX	$13.6	April 27, 2006
Hilton Garden Inn	San Diego, CA	34.5	May 9, 2006
Courtyard	Brownsville, TX	8.6	June 19, 2006
Homewood Suites	Stafford, TX	7.8	August 15, 2006
Residence Inn	Seattle, WA	56.2	September 1, 2006
Homewood Suites	Sarasota, FL	13.8	September 15, 2006
Courtyard	Hattiesburg, MS	9.5	October 5, 2006
Courtyard	Omaha, NE	23.1	November 4, 2006
Hilton Garden Inn	Ronkonkoma, NY	27.0	December 15, 2006

PHD Hotels Portfolio (8 Hotels):
Homewood Suites	Montgomery, AL	10.7	August 17, 2006
Hilton Garden Inn	Montgomery, AL	10.4	August 17, 2006
Hampton Inn	Troy, AL	6.1	August 17, 2006
Hilton Garden Inn	Auburn, AL	10.2	August 17, 2006
Hilton Garden Inn	Huntsville, AL	10.3	August 17, 2006
Homewood Suites	Huntsville, AL	11.6	October 27, 2006
Hampton Inn	Tupelo, MS	5.2	January 23, 2007
Hilton Garden Inn	Macon, GA	10.7	Pending

Dimension Hotels Portfolio (11):
Courtyard	Rancho Bernardo, CA	36.0	December 12, 2006
Homewood Suites	New Orleans, LA	43.0	December 15, 2006
Hilton Garden Inn	Highlands Ranch, CO	20.5	Pending
Homewood Suites	Agoura Hills, CA	25.2	Pending
Homewood Suites	Cranford, NJ	13.5	Pending
Homewood Suites	Mahwah, NJ	19.5	Pending
Residence Inn	Highlands Ranch, CO	19.0	Pending
Homewood Suites	Miami, FL	24.3	Pending
Hampton Inn	San Diego, CA	42.0	Pending
Residence Inn	San Diego, CA	32.5	Pending
Residence Inn	Provo, UT	11.3	Pending

	Total	$556.1

This pro forma Statement of Operations also assumes all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Western International, Inc., an affiliate of Larry Blumberg & Associates, an affiliate of Marriott International, Inc., Inn Ventures, Inc., Promus Hotels, Inc., by White Lodging Services Corporation or Dimension Development Company, Inc. under separate management arrangements.

Such pro forma information is based in part upon the historical Consolidated Statements of Operations of Apple REIT Seven, Inc. and the historical Statements of Operations of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Seven, Inc. is not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed as of January 1, 2005, nor does it purport to represent the future financial results of Apple REIT Seven, Inc.

The unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with, and are qualified in their entirety by, the historical Statements of Operations of the acquired hotels, as included in this document.

For the year ended December 31, 2005 (unaudited)

(In thousands, except per share data)	Company Historical Statement of Operations	West Houston, Texas–Marriott Residence Inn Hotel (A)	Bernardo Venture (A)	Brownsville, Texas–Courtyard by Marriott Hotel (A)	Stafford, Texas – Hilton Homewood Suites Hotel (A)	PHD Hotels Portfolio (A)	Lake Union Hotel Associates LP dba Residence Inn Seattle Downtown (A)	Merca Real Estate, LLC (Sarasota, FL Homewood Suites)(A)	Sunbelt- CHM, L.L.C. (Hattiesburg, MS Courtyard) (A)	Briggs Renewal Limited Partnership (Omaha, NE Courtyard) (A)	Linchris Hotel Partners of L.I., LLC (Ronkonkoma, NY Hilton Garden Inn)(A)	Dimension Development Hotels Portfolio(A)	Pro forma Adjustments		Total Pro forma

Revenue:
Room revenue	$—	$—	$4,580	$—	$—	$11,546	$10,508	$2,287	$—	$2,361	$5,588	$39,468	$—		$76,338
Other operating revenue	—	—	356	—	—	934	757	115	—	254	647	1,045	—		4,108

Total revenue	—	—	4,936	—	—	12,480	11,265	2,402	—	2,615	6,235	40,513	—		80,446

Expenses
Operating expenses	—	—	2,257	—	—	5,435	5,357	1,066	—	—	2,930	12,153	—		29,198
General and administrative	40	3	468	—	—	1,659	707	621	—	60	544	5,052	833	(B)	9,987
Management fees	—	—	153	—	—	523	579	60	—	78	187	4,240	—		5,820
Taxes, insurance and other	—	—	505	—	—	534	583	39	—	—	769	2,477	—		4,907
Depreciation of real estate owned	—	—	913	—	—	1,696	1,077	264	—	723	1,107	5,941	(11,721	)(C)	11,368
													11,368	(D)
Interest, net	13	—	966	(3)	—	1,754	2,035	292	—	1,142	987	7,094	(8,063	)(E)	6,217

Total expenses	53	3	5,262	(3)	—	11,601	10,338	2,342	—	2,003	6,524	36,957	(7,583)		67,497
Gain (loss) on disposal of assets	—	93	—	—	—	—	—	—	—	—	(81)	—	(12	)(H)	—
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$(53)	$90	$(326)	$3	$—	$879	$927	$60	$—	$612	$(370)	$3,556	$7,571		$12,949

Income (loss) per common share:
Basic and diluted	$(5,251)														$0.34

Basic and diluted weighted average common shares outstanding (000s)	—												37,587	(F)	37,587

For the nine months ended September 30, 2006 (unaudited)

(In thousands, except per share data)	Company Historical Statement of Operations	West Houston, Texas–Marriott Residence Inn Hotel (A)	Bernardo Venture (A)	Brownsville, Texas–Courtyard by Marriott Hotel (A)	Stafford, Texas – Hilton Homewood Suites Hotel (A)	PHD Hotels Portfolio (A)	Lake Union Hotel Associates LP dba Residence Inn Seattle Downtown (A)	Merca Real Estate, LLC (Sarasota, FL Homewood Suites)(A)	Sunbelt- CHM, L.L.C. (Hattiesburg, MS Courtyard) (A)	Briggs Renewal Limited Partnership (Omaha, NE Courtyard) (A)	Linchris Hotel Partners of L.I., LLC (Ronkonkoma NY Hilton Garden Inn)(A)	Dimension Development Hotels Portfolio(A)	Pro forma Adjustments		Total Pro forma

Revenue:
Room revenue	$7,445	$—	$2,032	$—	$—	$9,057	$7,845	$2,225	$—	$1,882	$4,269	$35,078	$—		$69,833
Other operating revenue	591	—	259	—	—	732	560	125	—	273	503	2,119	—		5,162

Total revenue	8,036	—	2,291	—	—	9,789	8,405	2,350	—	2,155	4,772	37,197	—		74,995

Expenses
Operating expenses	4,430	—	1,000	—	—	5,606	3,909	1,111	—	—	2,306	11,376	—		29,738
General and administrative	1,329	—	202	—	31	—	476	230	—	62	384	4,180	(465	)(B)	6,429
Management fees	224	—	68	—	—	586	428	58	—	417	143	3,647	—		5,571
Taxes, insurance and other	554	—	196	—	—	280	364	150	—	—	374	1,827	—		3,745
Depreciation of real estate owned	1,175	—	326	—	—	1,269	686	257	—	519	833	4,313	(8,203	)(C)	9,110
													7,935	(D)
Interest, net	(1,495)	—	418	(3)	—	1,406	1,368	429	—	804	706	7,279	(6,343	)(E)	4,569

Total expenses	6,217	—	2,210	(3)	31	9,147	7,231	2,235	—	1,802	4,746	32,622	(7,076)		59,162
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$1,819	$—	$81	$3	$(31)	$642	$1,174	$115	$—	$353	$26	$4,575	$7,076		$15,833

Income (loss) per common share:
Basic and diluted	$0.18														$0.40

Basic and diluted weighted average common shares outstanding (000s)	10,013												29,940	(F)	39,953

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2005 for the respective periods prior to acquisition by the Company. The Company was initially formed on May 20, 2005, and had no operations before that date. Additionally, two properties acquired began operations during 2005, five began operations during 2006, and three properties remained under construction as of January 2007. Therefore, these hotels had limited historical operational activity prior to their opening. The properties and their applicable status are as follows: Huntsville, AL Hilton Garden Inn, opened October 2005; Sarasota, FL Homewood Suites, opened February 2005; Houston, TX Residence Inn, opened April 2006; Brownsville, TX Courtyard, opened June 2006; Stafford, TX Homewood Suites, opened August 2006; Hattiesburg, MS Courtyard, opened October 2006; Huntsville, AL Homewood Suites, opened October 2006; Macon, GA Hilton Garden Inn, under construction; Agoura Hills, CA Homewood Suites, under construction, and Highlands Ranch, CO Hilton Garden Inn, is under construction.

(B)	Represents adjustments to level of administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses, net of cost savings derived from owning multiple operating properties.

(C)	Represents elimination of historical depreciation and amortization expense of the acquired properties.

(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

(E)	Interest expense related to prior owner's debt which was not assumed has been eliminated. Interest income relates only to working capital balances.

(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel, net of any debt assumed. The calculation assumes all properties were acquired on the later of January 1, 2005 or the date the hotel opened.

(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreements put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements, our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.

(H)	Gain (loss) on disposal of assets was eliminated as the assets were not part of the applicable purchase contracts.